EXHIBIT 99.1

      Robert Towers Appointed President of Ark Restaurants Corp.

    NEW YORK--(BUSINESS WIRE)--Sept. 20, 2007--Robert Towers has been appointed President of Ark Restaurants Corp. (NASDAQ:ARKR) by Ark's Board of Directors effective September 17, 2007. With this new position, Mr. Towers will assume additional responsibilities related to the Company's performance and growth.

    Michael Weinstein, Ark's Chairman and Chief Executive Officer, stated that, "Through Bob's long tenure with Ark, he has become deeply respected throughout the organization and the industry and possesses a unique set of leadership capabilities for his new role. We are pleased to have him as the Company's President."

    Mr. Towers brings to the position a distinguished 24-year record of progressive responsibilities within the Company. He has been employed by the Company since November 1983 and was elected Vice President, Treasurer and a director in March 1987. Mr. Towers became an Executive Vice President and Chief Operating Officer in April 2001. Mr. Towers is also the Executive Vice President, Treasurer and Secretary of each of the Company's subsidiaries. He will retain the titles of Chief Operating Officer and Treasurer along with his new role.

    Ark Restaurants owns and operates 24 restaurants and bars, 25 fast food concepts, catering operations and wholesale and retail bakeries. Eight restaurants are located in New York City, four are located in Washington, D.C., eight are located in Las Vegas, Nevada, two are located in Atlantic City, New Jersey, three are located at the Foxwoods Resort Casino in Ledyard, Connecticut and one is located in Boston, Massachusetts. The Las Vegas operations include three restaurants within the New York-New York Hotel & Casino Resort and operation of the hotel's room service, banquet facilities, employee dining room and nine food court concepts; one bar within the Venetian Casino Resort as well as three food court concepts. In Las Vegas, the Company also owns and operates one restaurant within the Forum Shops at Caesar's Shopping Center. The Florida operations under management include five fast food facilities in Tampa, Florida and eight fast food facilities in Hollywood, Florida, each at a Hard Rock Hotel and Casino operated by the Seminole Indian Tribe at these locations. In Atlantic City, New Jersey, the Company operates a restaurant and a bar in the Resorts Atlantic City Hotel and Casino. In Boston, Massachusetts, the Company operates a restaurant in the Faneuil Hall Marketplace.

    Except for historical information, this news release contains forward-looking statements, which involve unknown risks, and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. Important factors that might cause such differences are discussed in the Company's fillings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

    CONTACT: Ark Restaurants Corp.
             Michael Buck, 212-206-8800
             mbuck@arkrestaurants.com